Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vanda Pharmaceuticals Inc. of our report dated February 8, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vanda Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ PricewaterhouseCoopers LLP
Washington, D.C.
May 21, 2024